Immediate

              Wayne R. Weidner, Chairman & CEO, National Penn Bancshares, Inc. -
                    610 369-6282
              Hugh J. Garchinsky, President, Peoples First, Inc. - 610-932-9294


          NATIONAL PENN BANCSHARES, INC. TO ACQUIRE PEOPLES FIRST, INC.

         Boyertown and Oxford, PA, December 18, 2003...National Penn Bancshares, Inc. ("National Penn") (NASDAQ/NMS:NPBC), parent company of National Penn Bank, and Peoples First, Inc. ("Peoples")(OTC:BB:PPFR), parent company of The Peoples Bank of Oxford, announced today the execution of a definitive agreement for National Penn to acquire Peoples in a stock and cash transaction valued at approximately $148 million. The Peoples Bank of Oxford is a $456 million bank headquartered in Oxford, Pennsylvania, operating eight community offices in Chester and Lancaster Counties, Pennsylvania and one community office in Cecil County, Maryland. The joint announcement was made today by Wayne R. Weidner, Chairman and Chief Executive Officer of National Penn Bancshares, Inc., and George C. Mason, Chairman of Peoples First, Inc.

         The transaction was unanimously approved by the boards of directors of both companies. "This is a key acquisition for us, "said Mr. Weidner, "because it helps us to expand our presence in southern Chester County and represents our first expansion into Maryland. It

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also allows us to immediately build upon our newly acquired HomeTowne Heritage franchise in Lancaster County."

         Under the terms of the merger agreement, Peoples shareholders will be entitled to select to receive either 1.505 shares of National Penn common stock, $49.54 in cash, or a combination of both, for each share of Peoples common stock. Peoples shareholder elections are subject to allocation procedures. The application of these procedures will result in the exchange of 30 percent of the Peoples shares for cash, and the remaining shares will be exchanged for shares of National Penn common stock. Options to purchase shares of Peoples common stock will be converted into options to purchase shares of National Penn common stock. Based upon a stated value of $49.54 per share, the transaction price represents 3.03 times Peoples' book value and 28.65 times Peoples' estimated trailing twelve months earnings, as of September, 2003.

         As of December 17, 2003, Peoples had 2,956,288 shares of common stock outstanding and options for approximately 85,950 additional shares.

         Upon completion of the merger, The Peoples Bank of Oxford will retain its name and operate as a division of National Penn Bank. Peoples' present directors will be appointed to a new Peoples Bank of Oxford divisional board of directors. One member of Peoples' Board will be mutually selected to become a director of National Penn and another member of Peoples' Board will be mutually selected to become a director of National Penn Bank. Peoples' President and CEO, Hugh J. Garchinsky, will become President of the Peoples Bank Division. He will also become an Executive Vice President of National Penn Bank, with additional corporate responsibilities.


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         National Penn Bancshares will have assets of $4 billion following the acquisition and will become the sixth largest bank holding company headquartered in Pennsylvania. The transaction, which is subject to regulatory approval as well as approval of Peoples' shareholders, is anticipated to close in the second quarter of 2004.

         The merger is expected to be non-dilutive to earnings per share by the end of the first year of combined operations, and accretive in the second year based on anticipated cost savings and revenue enhancements. As with any earnings estimate, there are factors that could cause the actual results to differ materially, such as the factors discussed in National Penn's filings with the Securities and Exchange Commission.

         "This acquisition permits us to begin implementing the next step of our strategic growth plan," said Glenn E. Moyer, President of National Penn. "Peoples' current management team has done an excellent job of energizing their company. They have the leadership talent to ensure that this expansion continues the National Penn tradition of high performance community offices that emphasize customer service."

         Peoples Chairman, George C.Mason, said "We couldn't be more enthused with the partnership with National Penn. National Penn has a reputation for honesty, integrity, and performance. Our customers will be the big winners. Our same people will be able to deliver more products and services to our customers. This is a win-win for everyone."

         Peoples President, Hugh J. Garshensky, said, "National Penn and Peoples share the same core values and community bank structure. The affiliation with National Penn offers us

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an expanded opportunity to enhance our product offerings, services, and delivery channels to both current and prospective customers. Positioning The Peoples Bank of Oxford as a division of National Penn Bank will provide our customers with the continued benefit of a community bank philosophy with the resources of a larger organization supporting us.

         Note: A live audio Web cast and slide presentation to discuss this transaction, as well as NPBC's previous 2003 transactions, will be held on Friday, December 19, 2003, at 8:30 a.m. This presentation will be available online at NPBC's Web site at www.nationalpennbancshares.com. You may access the Web cast at www.nationalpennbancshares.com by selecting "Investor Relations" at the top of the home page and clicking the "Live Web cast" link. To listen to the live presentation, please go to the Web site at least fifteen minutes early to download and install any necessary audio software. Participants who log on to the Web cast will have the opportunity to email National Penn with their questions. We will begin accepting e-mails at 10 a.m. EST on Thursday, December 18, 2003 and will continue to accept e-mail until the conclusion of the presentation. National Penn may not have adequate time to address each e-mail received. For those who cannot listen to the live presentation, a replay will be available on our Web site until January 31, 2004.

          Griffin Financial Group LLC served as financial advisor to National Penn, and Sandler O'Neill & Partners, L.P. served as financial advisor to Peoples. Ellsworth, Carlton, Mixell & Waldman, P.C. provided legal counsel for National Penn, and Stevens & Lee, P.C. provided legal counsel for Peoples.

         National Penn Bancshares, Inc. is currently a $3.4 billion financial services company headquartered in Boyertown, PA. NPBC currently operates 66 community offices in southeastern Pennsylvania through National Penn Bank and the FirstService and HomeTowne

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Heritage Bank Divisions. Trust and investment management services are provided through Investors Trust Company and FirstService Capital; brokerage services are provided through Penn Securities, Inc.; mortgage banking activities are provided through Penn 1st Financial Services, Inc.; insurance services are provided through FirstService Insurance Agency; and equipment leasing services are provided through National Penn Leasing Company. National Penn Bancshares, Inc. common stock is traded on the Nasdaq Stock Market under the symbol "NPBC." Additional information about the National Penn family is available on National Penn's Web site at www.nationalpennbancshares.com.

         The Peoples Bank of Oxford, a wholly owned subsidiary of Peoples First, Inc., provides a broad range of consumer and commercial banking, investment and trust services. Founded in 1913, the Bank has nine offices in Oxford, Jennersville, Jenner's Pond, Avondale, Longwood, Kennett Square and Georgetown, Pennsylvania and Rising Sun, Maryland. Peoples First stock is traded over the counter under the symbol "PPFR." Additional information about Peoples is available on Peoples' website at www.peoplesoxford.com.

         This press release contains forward-looking statements concerning future events. Actual results could differ materially due to the following risks and uncertainties -- deteriorating economic conditions; increased competition; interest rate movements; market volatility in the securities markets; legislative or regulatory developments; merger-related synergies, savings and integration issues; technological changes; and other risks and uncertainties discussed in National Penn's reports filed from time to time with the Securities and Exchange Commission. National Penn cautions readers not to place undue reliance on these statements. National Penn undertakes no obligation to publicly release or update any of these statements.



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         The following disclosure is made in accordance with Rules 165 and
14a-12 of the Securities and Exchange Commission ("SEC").

         National Penn urges shareholders of Peoples First, Inc. and other investors to read the proxy statement/prospectus that will be included in the registration statement on Form S-4 which National Penn will file with the SEC in connection with the proposed merger. This proxy statement/prospectus will contain important information about National Penn, Peoples First, the merger, the persons soliciting proxies in the merger and their interests in the merger and related matters. After the proxy statement/prospectus is filed with the SEC, it will be available for free on the SEC's web site at http://www.sec.gov. It will also be available for free from National Penn and Peoples First. You may direct such a request to either of the following persons:

         Carl R. Fretz                         Sandra L. Spayd
         Vice Chairman and Secretary           Secretary
         Peoples First, Inc.                   National Penn Bancshares, Inc.
         24 S. Third Street                    Philadelphia and Reading Avenues
         Oxford, PA  19363                     Boyertown, PA  19512
         Phone:  (610) 932-9294                Phone:  (610) 369-6202

         In addition to the proposed registration statement and proxy statement/prospectus, National Penn and Peoples First file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by National Penn or Peoples First at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC's other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. National Penn's and Peoples First's filings with the

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SEC are also available to the public from commercial document-retrieval services and for free on the SEC's web site at http://www.sec.gov.

         Peoples First and its executive officers and directors may be deemed to be participants in the solicitation of proxies from shareholders of Peoples First with respect to the transactions contemplated by the merger agreement. Information concerning such officers and directors is included in Peoples First's proxy statement for its 2003 annual meeting of shareholders previously filed with the SEC. This document is available for free on the SEC's website at http://www.sec.gov. It is also available for free from Peoples First. You may direct a request for this document to the Peoples First officer identified above.